As filed with the Securities and Exchange Commission on December 17, 2007

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NaturalNano, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	8731 (Primary Standard Industrial Classification Code Number)	87-0646435 (I.R.S. Employer identification No.)

15 Schoen Place, Pittsford, NY 14534

(Address of principal executive offices) (Zip Code)

Amended and Restated 2007 Incentive Stock Plan

(full title of the plan)

Cathy A. Fleischer, President

NaturalNano, Inc.

15 Schoen Place

Pittsford, NY 14534

(Name and address of agent for service)

(585) 267-4850

(Telephone number, including area code, of agent for service)

With a copy to:

Gregory Sichenzia, Esq.

Yoel Goldfeder, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, NY 10006

Phone (212) 930-9700

Fax (212) 930-9725

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	17,000,000 (1)	$0.13(2)	$2,210,000	$67.85

(1)	Represents shares of common stock underlying our Amended and Restated2007 Incentive Stock Plan.
(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on December 14, 2007.

EXPLANATORY NOTE

This Registration Statement is being filed in accordance with the requirements of Form S-8 in order to register an aggregate of 17,000,000 shares of our common stock, par value $0.001 per share, issuable under our Amended and Restated 2007 Incentive Stock Plan.

In addition, the Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of up to an aggregate of 17,000,000 shares of our common stock, under our Amended and Restated2007 Incentive Stock Plan.

PART I

Item 1.	Plan Information.

NaturalNano, Inc. ("We", "us", "our company" or "NaturalNano") will provide each participant (the "Recipient") with documents that contain information related to our 2007 Incentive Stock Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement on Form S-8 (the "Registration Statement"). The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives common shares covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice by contacting:

Cathy A. Fleischer, President

15 Schoen Place

Pittsford, NY 14534

Telephone: (585) 267-4850

REOFFER PROSPECTUS

NaturalNano, Inc.

17,000,000 Shares of

Common Stock

This reoffer prospectus relates to the sale of up to 17,000,000 shares of our common stock, $0.001 par value per share, that may be offered and resold from time to time by certain eligible participants and existing selling shareholders identified in this prospectus for their own account issuable pursuant to our Amended and Restated2007 Incentive Stock Plan. It is anticipated that the selling shareholders will offer common shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling shareholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling shareholders will be borne by us.

The shares of common stock will be issued pursuant to awards granted under our Amended and Restated 2007 Incentive Stock Plan. This reoffer prospectus has been prepared for the purposes of registering the common shares under the Securities Act to allow for future sales by selling shareholders on a continuous or delayed basis to the public without restriction.

Our common stock is quoted on the OTC Bulletin Board under the symbol NNAN. The closing sale price for our common stock on December 14, 2007 was $0.15 per share.

Investing in our common stock involves risks. See "Risk Factors" on page 7 of this reoffer prospectus. These are speculative securities.

Since our company does not currently meet the registrant requirements for use of Form S-3, the amount of common shares which may be resold by means of this reoffer prospectus by each of the selling stockholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 17, 2007.

NATURALNANO,

TABLE OF CONTENTS

Page

Prospectus Summary	6
Risk Factors	7
Cautionary Note Regarding Forward-Looking Statements	15
Determination of Offering Price	15
Use of Proceeds	15
Selling Stockholders	15
Plan of Distribution	17
Legal Matters	20
Experts	20
Incorporation of Certain Documents by Reference	20
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	21
Additional Information Available to You	21

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

PROSPECTUS SUMMARY

We are domiciled in the State of Nevada as a result of a merger with Cementitious Materials, Inc. on November 29, 2005. NaturalNano is a development stage company and we expect to remain so for at least the next twelve months. Our primary mission is to develop and commercialize material science technologies with a special emphasis on additives to plastic formulations and other industrial and consumer products by taking advantage of technological advances we have developed in-house and through licenses from third parties. These technologies focus primarily on nanoscale materials (that is, materials measured using one-billionth of a meter units) using modifications to tubular materials found in halloysite clay, a naturally-occurring, clay-like material. Our strategy is to develop proprietary and patentable processes and technologies related to these nanoscale materials and to commercialize these through product sales or license agreements to companies in the plastics and composites, cosmetics and personal care products, household products, and agrichemical industries. We began our current line of business on December 22, 2004. From that date through September 30, 2007, we have incurred cumulative net losses of $15,810,288. We have relied almost entirely on sales of debt and equity securities and related party advances to fund our operations.

Our principal executive offices are located at 15 Schoen Place, Pittsford, New York 14534 and our telephone number is (585) 267-4850.

The Offering

Common stock outstanding before the offering	122,880,740 shares.

Common stock issuable upon exercise of outstanding options which may be offered pursuant to this prospectus	17,000,000 shares

Common stock to be outstanding after the offering	122,880,740 shares, which includes 17,000,000 shares issuable upon exercise of outstanding stock options.

Use of proceeds

We will receive the exercise price from the sale of shares to the selling stockholders when, and if, such selling stockholders exercise their stock options. Any proceeds received by us from the exercise of such stock options will be used for general working capital purposes.

OTC Bulletin Board Symbol.	NNAN

Risk Factors	The purchase of common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 7.

RISK FACTORS

You should carefully consider the following material risk factors as well as all other information set forth or referred to in this prospectus before purchasing shares of our common stock. Investing in our common stock involves a high degree of risk. The Company believes all material risk factors have been presented below. If any of the following events or outcomes actually occurs, our business operating results and financial condition would likely suffer. As a result, the trading price of our common stock could decline, and you may lose all or part of the money you paid to purchase our common stock.

Risks Related to our Business

We have a limited operating history, and therefore there is   a high risk of potential business failure unless we can overcome the various obstacles inherent to a development stage business.

We are a development stage company with limited prior business operations. Because of our limited operating history, you may not have adequate information on which you can base an evaluation of our business and prospects. Investors should be aware of the difficulties, delays and expenses normally encountered by an enterprise in its development stage, many of which are beyond our control, including unanticipated research and development expenses, employment costs, and administrative expenses. We cannot assure our investors that our proposed business plans as described herein will materialize or prove successful, or that we will be able to finalize development of our products or operate profitably.

We have incurred substantial operating losses and have had no material revenues since inception (December 22, 2004) and we may never achieve profitability.

From our inception on December 22, 2004 through September 30, 2007, we have incurred cumulative losses of $15,810,288. As a result of the start-up nature of our business, we expect to sustain substantial expenses before generating significant revenues. There can be no assurance that we will achieve profitability in the immediate future or at any time.

We do not expect to generate significant revenues in 2007, during which time we will engage primarily in research, development and commercialization efforts for our Pleximer product. Our first revenue from the sale of the Pleximer product is expected in the fourth quarter of 2007. We do not anticipate revenues sufficient to fund our business plan and research programs until late in 2008 at the earliest.

We project total spending in the year ending December 31, 2007 of approximately $3 million (including capital investments of $275,000 and $100,000 in licensing payments to third parties). Our cash balance on September 30, 2007 was $1.02 million and our average cash burn for the nine month period ended September 30, 2007 was approximately $253,000 per month.

Given our historical financial losses and current financial condition,   we will need additional financing to execute our 2008 business plan. Our inability to obtain sufficient additional capital could reduce the value the market currently places on our common stock.

From our inception on December 22, 2004 through September 30, 2007, we have incurred cumulative losses of $15,810,288. We estimate that the net loss for the twelve month period ending December 31, 2007 will be approximately $5,500,000. Our cash burn projections indicate that we will have cash available for our business operations and research and commercialization efforts only through December 31, 2007. In light of this, the Company intends to seek at least $5,000,000 of additional funding to be in place by the beginning of 2008. We have no current commitment for such future funding and there can be no assurance that additional capital will be available on terms acceptable to us, or at all. Selling additional stock would dilute the equity interests of our stockholders. Further, if we sell stock at a price lower than the conversion price of the Notes held by the selling stockholders, the number of shares of our common stock issuable upon conversion of those Notes will automatically increase, thereby further diluting the equity interests of our stockholders. If we are unable to secure additional capital, we will be forced to reduce our investment in development and commercialization efforts, which will impair our ability to execute our plans and as a result we may fail.

We project total research and development spending of approximately $1,878,300 (including capital investments of $275,000 and $100,000 in licensing investments) in 2007 and $3,354,200 (including capital investments of $1,157,000 and $200,000 in licensing investments) in 2008.

Management projects that the Company will have viable saleable products, at a level that will generate positive cash flow, by the fourth quarter of 2008. Investors should be aware of the increased risks, uncertainties, difficulties and expenses we face as a research and development company and that an investment in our common stock may become worthless if our business fails.

Because our products will generally be components of, or additives to, end products sold to our customer’s end-users, the commercial viability of our products will be tied to the success of our customers’ products.

Our products are not designed for direct use by an end-user and virtually all of our products will be components of, or additives to, other products. For example, we expect that our halloysite based product, Pleximer, will be incorporated into or used as an additive in a wide array of end products, produced by our customers, to enhance performance and reliability and lower cost. As a result, the market for our products is dependent on third parties creating or expanding their end-user products that will ultimately utilize our products. If such end-user products are not developed, or the market for such improvements to the end-user product diminishes or fails to develop, the market for our component product would diminish or collapse. This would limit our ability to generate revenues as envisioned in our business plan.

If we cannot achieve commercial application of our nanoscale materials, we may not achieve profitability.

We must develop commercial applications for halloysite nanotubes, which we intend to develop through joint development agreements in specific market segments in identified potential fields of use. If we fail to establish such collaborative relationships or if such collaborations are unable to develop sufficiently attractive commercial uses for our nanoscale materials or to produce these materials at a competitive cost, we may not achieve profitability.

We may not be able to manage our growth effectively, which could slow or prevent our ability to achieve profitability.

The ability to manage and operate our business as we execute our development and growth strategy will require effective planning. Significant rapid growth could strain our internal resources and delay or prevent our efforts to achieve profitability. We expect that our efforts to grow will place a significant strain on our personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will also require us to successfully attract, train, motivate, retain and manage new employees and continue to update and improve our operational, financial and management controls and procedures. If we do not manage our growth effectively slower growth is likely to occur and thereby slowing or negating our ability to achieve and sustain profitability.

We may not be able to fully   protect our proprietary rights and we may infringe the proprietary rights of others which could result in costly litigation.

Our future success depends on our ability to protect and preserve the proprietary rights related to our technology and resulting products. We have the rights to twenty-five issued or pending patents relating to processes and technologies and expect to continually invest in our intellectual property portfolio through in-house development and through third party licensing and joint venture research. We cannot assure you that we will be able to prevent third parties from using our intellectual property rights and technology without our authorization. The Company intends to pursue aggressively all efforts to obtain patent protection for our technology. The Company also relies on trade secrets, common law trademark rights and trademark registrations, as well as confidentiality and work for hire, development, assignment and license agreements with employees, consultants, third party developers, licensees and customers. Our protective measures for these intangible assets afford only limited protection and may be flawed or inadequate.

Policing unauthorized use of our technology is difficult and some foreign laws do not provide the same level of protection as U.S. laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or patents that we may obtain, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and have a material adverse effect on our future operating results.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. In particular, there has been an increase in the filing of suits alleging infringement of intellectual property rights, which pressure defendants into entering settlement arrangements quickly to dispose of such suits, regardless of their merits. Other companies or individuals may allege that we infringe on their intellectual property rights. Litigation, particularly in the area of intellectual property rights, is costly and the outcome is inherently uncertain. In the event of an adverse result, we could be liable for substantial damages and we may be forced to discontinue our use of the subject matter in question or obtain a license to use those rights or develop non-infringing alternatives.

Our strategy of pursuing   joint development agreements   may not lead to   the commercialization of our technologies, which could have a severe negative impact on our ability to market our products.

Leveraging strategic partnerships is a key element of our business plan. We plan to achieve product commercialization through joint development agreements, as these relationships will help us to validate and expand our technology and offer insight into and definition of additional application opportunities and develop future sales channels. We intend to continue our development of these strategic partnerships with research teams at leading industry manufacturers and suppliers in order to develop the manufacturing and marketing efforts that we believe will be required to commercialize our products. We currently have three joint development agreements. If we are unable to enter into sufficient joint development agreements in the future, or if none of our joint development agreements leads to a strategic alliance, we may be unable to complete the commercialization of our products as effectively as we currently envision.

The industry in which we operate is highly competitive and has relatively low barriers to entry. Increased competition could result in margin erosion, which would make profitability even more difficult to achieve and sustain.

We expect that our future product offerings will provide new capabilities and superior performance compared to existing materials. However, many of our current and prospective competitors are larger and have greater financial resources, which could create significant competitive advantages for those companies. Our future success depends on our ability to compete effectively with other manufacturers of material additives that may have internal development programs. As a result, we may have difficulty competing with larger, established competitor companies. Generally, these competitors have:

•	substantially greater financial, technical and marketing resources;
•	larger customer bases;
•	better name recognition; and
•	potentially more expansive product offerings.

Many existing and potential competitors have greater financial resources and are likely to command a larger market share, which may enable them to establish a stronger competitive position than we may have, in part through greater marketing opportunities. If we fail to address competitive developments quickly and effectively, we may not be able to remain a viable entity.

Our business could be negatively affected by any adverse economic developments in the advanced materials industry and/or the economy in general.

We depend on the demand for the application of our technology and nanoscale materials and as such our business is susceptible to downturns in the advanced materials industry and the economy in general. Any significant downturn in the market or in general economic conditions would likely result in additional investments in research and marketing and thereby increase our costs to bring our products to market.

Our future success depends on retaining our existing key employees and hiring and assimilating new key employees. The loss of key employees or the inability to attract new key employees could limit our ability to execute our growth strategy, resulting in lost sales and a slower rate of growth.

Our success depends in part on our ability to retain key employees including our executive officers. Although we have certain employment agreements in effect with our executives, each executive can terminate his or her agreement generally with 90 days notice. It would be difficult for us to replace any one of these individuals. In addition, as we grow we will need to hire additional key personnel. We may not be able to identify and attract high quality employees or successfully assimilate new employees into our existing management structure.

Because we have filled, and intend in the future to fill, certain of our human resource needs with part-time consultants in lieu of hiring full-time employees, we may increase risks associated with the protection of our intellectual property, inhibit our ability to access the best talent, and potentially impair our ability to monitor the progress of our research and development projects.

In an effort to contain operating costs and conserve our cash resources, we have employed, from time to time, part-time consultants in lieu of immediately hiring full-time employees in certain administrative and technical positions, and we intend to continue this practice. In a  number of these instances, the part-time consultant has transitioned into full-time employment with the Company. The use of part-time consultants increases the risk of improper and unauthorized access to intellectual property and confidential technical information, even though we enter into non-disclosure and technology transfer agreements with all of our consultants.

The use of part-time consultants can also limit the range of personnel available to us, as many well-qualified prospective employees will decline offers of part-time consultancy.

We are controlled by a single majority stockholder, and our minority stockholders will be unable to effect changes in our governance structure or implement actions that require stockholder approval, such as a sale of the Company.

Technology Innovations, LLC beneficially owns a majority of the outstanding shares of our common stock. Technology Innovations has the ability to control various corporate decisions, including our direction and policies, the election of our entire Board of Directors, the content of our charter and bylaws, and the outcome of any other matter requiring stockholder approval, including a merger, consolidation, sale of substantially all of our assets or other change of control transaction. The consent of our minority stockholders will not be required for any of these decisions.

There may be conflicts of interest between us and our parent and majority stockholder.

Because of the nature of our business and the businesses of other entities in which Technology Innovations, our parent and majority stockholder, holds, or may in the future acquire, an ownership interest, the relationship of Technology Innovations with these other entities may give rise to conflicts of interest with respect to certain matters affecting us. Potential conflicts may not always be resolved in a manner that is favorable to us. We believe it is impossible to predict the precise circumstances under which future potential conflicts may arise and therefore intend to address potential conflicts on a case-by-case basis. Under Nevada law, directors have a fiduciary duty to act in good faith and with a view to the best interests of the corporation. Our disinterested Board members will make all determinations and decisions relating to Technology Innovations and other affiliates as they may arise, but because actions by our Board are subject to reversal by direct or indirect stockholder action, and Technology Innovations, as the holder of approximately 56.8% of our outstanding common stock as of September 28, 2007, has effective voting control, decisions by our disinterested Board members adverse to the interests of Technology Innovations will be subject, in certain circumstances, to reversal by Technology Innovations.

Risks Related to Our Common Stock

We have a history of operating losses and expect to report future losses that may cause our stock price to decline.

For the operating period since inception (December 22, 2004) through September 30, 2007, we have incurred a net cumulative loss of $15,810,288. We expect to continue to incur losses as we spend additional capital to develop and market our technologies and establish our infrastructure and organization to support anticipated operations. We estimate that our net loss for the year ending December 31, 2007 will be approximately $5,500,000. We cannot be certain whether we will ever earn a significant amount of revenues or profit, or if we do, that we will be able to continue earning such revenues or profit. Also, any economic weakness or global recession may limit our ability to develop and ultimately market our technologies. Any of these factors could cause our stock price to decline and result in you losing a portion or all of your investment.

We will need to raise additional capital. If we are unable to raise additional capital, our business may fail.

Because we are a development stage company and have no material revenues, we need to secure on-going funding. The private placement of 8% Senior Secured Convertible Notes provided working capital proceeds of $3,132,500 in the first quarter of 2007, but we believe that such funds will not be sufficient to carry out all of our plans and to fund our operating losses until we are able to generate enough revenues to sustain our business at our current cash burn rate after December 31, 2007. If we are unable to obtain adequate additional financing, we may not be able to successfully develop and market our products and our business will most likely fail. To secure additional financing, we may need to borrow money or sell more securities. Under these circumstances, we may be unable to secure additional financing on favorable terms or at all. Selling additional stock, either privately or publicly, would dilute the equity interests of our stockholders. If we borrow money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility. If we are unable to obtain adequate financing, we may have to curtail business operations which would have a material negative effect on operating results and most likely result in a lower stock price.

Our common stock has experienced in the past, and is expected to experience in the future, significant price and volume volatility, which substantially increases the risk that you may not be able to sell your shares at or above the price that you pay for the shares.

Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

•	variations in our quarterly operating results;
•	our ability to complete the research and development of our technologies;
•	the development of a future market for our products;
•	changes in market valuations of similar companies;
•	announcement by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	additions or departures of key personnel; and
•	fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the Over-the-Counter Bulletin Board and technology stocks in particular, have experienced extreme price and volume fluctuations. In some cases these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price regardless of our operating performance. The historical trading of our common stock is not necessarily an indicator of how it will trade in the future and our trading price as of the date of this prospectus is not necessarily an indicator of what the trading price of our common stock might be in the future. In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies’ common stock. If we become involved in this type of litigation in the future it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

Our issuance of common stock at a price below prevailing trading prices at the time of issuance may cause our stock price to decline.

As of December 10, 2007 there were outstanding options to purchase 18,479,000 shares of our common stock, with exercise prices ranging from $0.05 to $1.44 per share with a weighted average exercise price of $0.20 per share. Our 8% Senior Secured Convertible Notes are convertible into an additional 15,215,910 shares of common stock, at an exercise price of $0.22 per share. Also outstanding on December 10, 2007, were warrants for the purchase of 30,316,995 shares of our common stock, having exercise prices ranging from $0.22 to $1.01 per share with a weighted average exercise price of $0.35 per share. These options, convertible notes and warrants, as well as other convertible securities that we may issue in the future, may result in shares being issued for consideration that is less than the trading price of our common stock at the time the shares are issued. We may also issue shares in the future at a discount to the trading price of our common stock. Any such below market issuances, or the potential for such issuances, could cause our stock price to decline.

Shares of our common stock may be subject to price illiquidity and volatility because our shares may continue to be thinly traded and may never become eligible for trading on Nasdaq or a national securities exchange.

Although a trading market for our common stock exists, the trading volume has not been significant and an active trading market for our common stock may never develop. There currently is no analyst coverage of our business. Because 69,303,189 shares are held by our corporate parent, an additional 1,834,565 outstanding shares are beneficially owned by our officers and directors and a further 274,700 shares are otherwise not freely tradable because they were issued without registration under the Securities Act of 1933 and are not yet eligible for resale without restriction under Rule 144(k), the number of our shares currently available in the market is 51,468,286. During the period from November 29, 2005 through September 30, 2007, the average daily trading volume of our common stock was approximately 54,000 shares (or approximately 0.16% of the shares currently available in the market). The trading volume of our shares will continue to be limited due to resale restrictions under applicable securities laws and the fact that approximately 56.8% of our outstanding shares are held by our officers, directors or our parent and majority stockholder. As a result of the thin trading market for our common stock and the lack of analyst coverage, the market price for our shares may continue to fluctuate significantly and will likely be more volatile than the stock market as a whole. There may be a limited demand for shares of our common stock due to the reluctance or inability of certain investors to buy stocks quoted for trading on the OTC Bulletin Board, lack of analyst coverage of our common stock, and a negative perception by investors of stocks traded on the OTC Bulletin Board. As a result, even if prices appear favorable, there may not be sufficient demand to complete a stockholder’s sell order. Without an active public trading market or broader public ownership, shares of our common stock are likely to be less liquid than the stock of most public companies, and any of our stockholders who attempt to sell their shares in any significant volumes may not be able to do so at all, or without depressing the publicly quoted bid prices for our shares.

While we may at some point be able to meet the requirements necessary for our common stock to be listed on the Nasdaq stock market or on another national securities exchange, we cannot assure you that we will ever achieve such a listing. Listing on one of the Nasdaq markets or one of the national securities exchanges is subject to a variety of requirements, including minimum trading price and minimum public “float” requirements, and could also be affected by the general skepticism of such markets concerning companies, such as us, that are the result of mergers with inactive publicly-held companies. There are also continuing eligibility requirements for companies listed on national securities exchanges. If we are unable to satisfy the initial or continuing eligibility requirements of any such market, then our stock may not be listed or could be delisted. This could result in a lower trading price for our common stock and may limit your ability to sell your shares, which could result in you losing some or all of your investments.

The so-called “penny stock rule” makes it cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid which could cause the price of our stock to decline.

Trading of our common stock on the OTC Bulletin Board is subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the “penny stock” rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Because our common stock has historically traded below $5.00 per share, it is deemed to be a penny stock, and consequently trading in our stock is subject to additional sales practice requirements on broker-dealers.

These require a broker-dealer to:

•	make a special suitability determination for purchasers of our shares;
•	receive the purchaser’s written consent to the transaction prior to the purchase; and
•	deliver to a prospective purchaser of our stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, the penny stock rules restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements which may have a material adverse effect on the trading of our shares.

The authorization and issuance of preferred stock may prevent or discourage a change in our management.

Our Articles of Incorporation authorize the Board of Directors to issue up to 10,000,000 shares of preferred stock without stockholder approval. Such shares will have terms, conditions, rights, preferences and designations as the Board may determine at the time of issuance. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of our outstanding common stock.

Certain provisions of Nevada law and of our corporate charter may inhibit a potential acquisition of us, and this could depress our stock   price.

Nevada corporate law includes provisions that could delay, defer or prevent a change in control of our company or our management. These provisions could discourage information contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. For example:

(i)

without prior stockholder approval, the Board of Directors has the authority to issue one or more classes of preferred stock with rights senior to those of common stock and to determine the rights, privileges and inference of that preferred stock;

(ii)	there is no cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates; and
(iii)	stockholders cannot call a special meeting of stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. We discuss many of the risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Except as required by law, we assume no obligation to update any forward-looking statements after the date of this prospectus.

This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

DETERMINATION OF OFFERING PRICE

The selling security holders may sell the common shares issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

USE OF PROCEEDS

This prospectus relates to sale of shares of common stock issuable upon exercise of currently outstanding stock options that may be offered and sold from time to time by the selling stockholders. We will receive the exercise price from the sale of shares to the selling stockholders when, and if, such selling stockholders exercise their stock options. Any proceeds received by us from the exercise of such stock options will be used for general working capital purposes.

SELLING STOCKHOLDERS

The selling shareholders named in this prospectus (the "Selling Shareholders") are offering all of the 17,000,000 shares offered through this prospectus pursuant to the exercise of stock options granted to the selling shareholders pursuant to our Amended and Restated2007 Incentive Stock Plan.

A total of 17,000,000 shares of common stock have been reserved for issuance under all awards that may be granted under our Amended and Restated2007 Incentive Stock Plan.

If, subsequent to the date of this reoffer prospectus, we grant any further awards under the Amended and Restated2007 Incentive Stock Plan, to any eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling stockholders.

The following table provides, as of December 14, 2007 information regarding the beneficial ownership of our common shares held by each of the selling shareholders, including:

1.	the number of common shares owned by each selling shareholder prior to this offering;

2.	the total number of common shares that are to be offered by each selling shareholder;

3.	the total number of common shares that will be owned by each selling shareholder upon completion of the offering; and

4.	the percentage owned by each selling shareholder.

Information with respect to beneficial ownership is based upon information obtained from the selling shareholders. Information with respect to "Shares Beneficially Owned Prior to the Offering" includes the shares issuable upon exercise of the stock options held by the selling shareholders to the extent these options are exercisable within 60 days of December 14, 2007. The "Number of Shares Being Offered" includes the common shares that may be acquired by the selling shareholders pursuant to the exercise of stock options granted to the selling shareholders pursuant to our Amended and Restated2007 Incentive Stock Plan. Information with respect to "Shares Beneficially Owned After the Offering" assumes the sale of all of the common shares offered by this prospectus and no other purchases or sales of our common shares by the selling shareholders. Except as described below and to our knowledge, the named selling shareholder beneficially owns and has sole voting and investment power over all common shares or rights to these common shares.

Because the selling shareholders may offer all or part of the common shares currently owned or the common shares received upon exercise of the options, which they own pursuant to the offering contemplated by this reoffer prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of options that will be held upon termination of this offering. The common shares currently owned and the common shares received upon exercise of the options offered by this reoffer prospectus may be offered from time to time by the selling shareholders named below.

	Shares Beneficially Owned Prior to this Offering (1)		Shares Being Offered (3)	Shares Beneficially Owned upon Completion of the Offering (1)
Name and title
	Number	Percent (2)	Number	Number	Percent (2)
Cathy A. Fleischer (4)	1,913,333	1.5%	1,200,000	713,333	*
Kent A. Tapper	750,000	*	750,000	-	*
Kathleen A. Browne (5)	500,000	*	200,000	300,000	*
Dina Borik (6)	63,334	*	50,000	13,334	*
Bryan D. Boscia (7)	158,333	*	150,000	8,333	*
Jeffrey Cole	100,000	*	100,000	-	*
Robert Corkery (8)	160,000	*	130,000	30,000	*
Robert Daly (9)	525,000	*	500,000	25,000	*
Emmanuel Giannelis (10)	160,000	*	130,000	30,000	*
Carolyn Hotchkiss (11)	60,000	*	10,000	50,000	*
Doug Kelley	300,000	*	300,000	-	*
Paul LeFrois (12)	594,000	*	400,000	194,000	*
Robert Kress (13)	316,667	*	300,000	16,667	*
Melissa Mahler (14)	2508,500	2.0%	1,000,000	1,508,500	1.2%
Ninetta McDonald (15)	75,000	*	25,000	50,000	*
Gregory Sichenzia	541,000	*	360,000	181,000	*
Aaron Wagner (16)	1,200,000	1.0%	1,000,000	200,000	*

All Officers, Consultants and Employees as a Group (seventeen persons)	9,925,167	7.5%	6,605,000	3,320,167	2.5%

*	Less than 1%.
(1)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares, which the selling shareholder has the right to acquire within 60 days.

(2)	Based upon 122,880,740 shares of common stock issued and outstanding as of December 14, 2007.
(3)	Represents options to purchase shares of our common stock issued under our Amended and Restated 2007 Incentive Stock Plan.
(4)	Includes options to purchase 713,333 shares of our common stock which are exercisable within 60 days of December 14, 2007 from plans other than the Amended and Restated 2007 Incentive Stock Plan.
(5)	Includes options to purchase 300,000 shares of our common stock which are exercisable within 60 days of December 14, 2007 from plans other than the Amended and Restated 2007 Incentive Stock Plan.

(6)	Includes options to purchase 13,334 shares of our common stock which are exercisable within 60 days of December 14, 2007 from plans other than the Amended and Restated 2007 Incentive Stock Plan.
(7)	Includes options to purchase 8,333 shares of our common stock which are exercisable within 60 days of December 14, 2007 from plans other than the Amended and Restated 2007 Incentive Stock Plan.
(8)	Includes options to purchase 30,000 shares of our common stock which are exercisable within 60 days of December 14, 2007 from plans other than the Amended and Restated 2007 Incentive Stock Plan.
(9)	Includes options to purchase 25,000 shares of our common stock which are exercisable within 60 days of December 14, 2007 from plans other than the Amended and Restated 2007 Incentive Stock Plan.
(10)	Includes options to purchase 30,000 shares of our common stock which are exercisable within 60 days of December 14, 2007 from plans other than the Amended and Restated 2007 Incentive Stock Plan.
(11)	Includes options to purchase 50,000 shares of our common stock which are exercisable within 60 days of December 14, 2007 from plans other than the Amended and Restated 2007 Incentive Stock Plan.
(12)	Includes options to purchase 194,000 shares of our common stock which are exercisable within 60 days of December 14, 2007 from plans other than the Amended and Restated 2007 Incentive Stock Plan.
(13)	Includes options to purchase 16,667 shares of our common stock which are exercisable within 60 days of December 14, 2007 from plans other than the Amended and Restated 2007 Incentive Stock Plan.
(14)

Includes options to purchase 1,320,000 shares of our common stock which are exercisable within 60 days of December 14, 2007 from plans other than the Amended and Restated 2007 Incentive Stock Plan held by Ms. Mahler’s spouse, Michael Duffy, for which Ms. Mahler disclaims ownership.

(15)	Includes options to purchase 50,000 shares of our common stock which are exercisable within 60 days of December 14, 2007 from plans other than the Amended and Restated 2007 Incentive Stock Plan.
(16)	Includes options to purchase 200,000 shares of our common stock which are exercisable within 60 days of December 14, 2007 from plans other than the Amended and Restated 2007 Incentive Stock Plan.

Since our company does not currently meet the registrant requirements for use of Form S-3, the amount of common shares which may be resold by means of this reoffer prospectus by each of the selling stockholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

PLAN OF DISTRIBUTION

Timing of Sales

Under our Amended and Restated2007 Incentive Stock Plan (the “Plan”), we are authorized to issue up to 17,000,000 shares of our common stock.

Subject to the foregoing, the selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the common shares covered by this prospectus.

Offering Price

The sales price offered by the selling stockholders to the public may be:

1.	the market price prevailing at the time of sale;

2.	a price related to such prevailing market price; or

3.	such other price as the selling shareholders determine from time to time.

Manner of Sale

The common shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	Purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	in transactions to cover short sales;

6.	privately negotiated transactions; or

7.	in a combination of any of the above methods.

The selling shareholders may sell their common shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common shares. Brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling shareholders, or, if any such broker-dealer acts as agent for the purchaser of common shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling shareholder to sell a specified number of common shares at a stipulated price per common share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the selling shareholder.

Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the common shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling shareholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the sale of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Accordingly, during such times as a selling shareholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling shareholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "institutional accredited investors." The term "institutional accredited investor" refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $10,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York. Certain members of Sichenzia Ross Friedman Ference LLP will receive 360,000 shares of the Company’s common stock under this registration statement to be issued as compensation for legal services.

EXPERTS

The financial statements of NaturalNano, Inc. and subsidiary as of December 31, 2006 and 2005, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of Goldstein Golub Kessler LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (“SEC”) allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

•	Reference is made to our annual report on Form 10-KSB for the fiscal year ended December 31, 2006, as filed with the SEC on April 2, 2007, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K as filed with the SEC on May 10, 2007, which is hereby incorporated by reference.
•	Reference is made to our quarterly report on Form 10-QSB for the fiscal year ended March 31, 2007, as filed with the SEC on May 15, 2007, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K as filed with the SEC on June 7, 2007, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K as filed with the SEC on July 26, 2007, which is hereby incorporated by reference.
•	Reference is made to Amendment No. 1 to our report on Form 8-K (filed December 5, 2005), as filed with the SEC on August 8, 2007, which is hereby incorporated by reference.
•	Reference is made to our quarterly report on Form 10-QSB for the quarter ended June 30, 2007, as filed with the SEC on August 13, 2007, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K as filed with the SEC on September 4, 2007, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K as filed with the SEC on October 2, 2007, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K as filed with the SEC on October 9, 2007, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K as filed with the SEC on October 25, 2007, which is hereby incorporated by reference.
•	Reference is made to our quarterly report on Form 10-QSB/A for the quarter ended June 30, 2007, as filed with the SEC on November 6, 2007, which is hereby incorporated by reference.
•	Reference is made to our quarterly report on Form 10-QSB/A for the quarter ended March 31, 2007, as filed with the SEC on November 6, 2007, which is hereby incorporated by reference.
•	Reference is made to our quarterly report on Form 10-QSB for the quarter ended September 30, 2007, as filed with the SEC on November 14, 2007, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K as filed with the SEC on December 6, 2007, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K as filed with the SEC on December 7, 2007, which is hereby incorporated by reference.
•	The description of our common stock is incorporated by reference to our Registration Statement on Form SB-2, filed with the SEC on April 5, 2006.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Cathy A. Fleischer.

  DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

As permitted by the Nevada Revised Business Corporations Act, we have adopted provisions in our certificate of incorporation and by-laws to be in effect at the closing of this offering that limit or eliminate the personal liability of our directors.

Our articles of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices. However, nothing in our articles of incorporation or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Business Corporations Act provides that he or she shall be indemnified against reasonable expenses incurred in connection with the proceeding.

ADDITIONAL INFORMATION AVAILABLE TO YOU

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

NATURALNANO, INC.

17,000,000 SHARES OF COMMON STOCK

PROSPECTUS

December 17, 2007

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

•	Reference is made to our annual report on Form 10-KSB for the fiscal year ended December 31, 2006, as filed with the SEC on April 2, 2007, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K as filed with the SEC on May 10, 2007, which is hereby incorporated by reference.
•	Reference is made to our quarterly report on Form 10-QSB for the fiscal year ended March 31, 2007, as filed with the SEC on May 15, 2007, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K as filed with the SEC on June 7, 2007, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K as filed with the SEC on July 26, 2007, which is hereby incorporated by reference.
•	Reference is made to Amendment No. 1 to our report on Form 8-K (filed December 5, 2005), as filed with the SEC on August 8, 2007, which is hereby incorporated by reference.
•	Reference is made to our quarterly report on Form 10-QSB for the quarter ended June 30, 2007, as filed with the SEC on August 13, 2007, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K as filed with the SEC on September 4, 2007, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K as filed with the SEC on October 2, 2007, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K as filed with the SEC on October 9, 2007, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K as filed with the SEC on October 25, 2007, which is hereby incorporated by reference.
•	Reference is made to our quarterly report on Form 10-QSB/A for the quarter ended June 30, 2007, as filed with the SEC on November 6, 2007, which is hereby incorporated by reference.
•	Reference is made to our quarterly report on Form 10-QSB/A for the quarter ended March 31, 2007, as filed with the SEC on November 6, 2007, which is hereby incorporated by reference.
•	Reference is made to our quarterly report on Form 10-QSB for the quarter ended September 30, 2007, as filed with the SEC on November 14, 2007, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K as filed with the SEC on December 6, 2007, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K as filed with the SEC on December 7, 2007, which is hereby incorporated by reference.
•	The description of our common stock is incorporated by reference to our Registration Statement on Form SB-2, filed with the SEC on April 5, 2006.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries, provided that certain members of Sichenzia Ross Friedman Ference LLP will receive 360,000 shares of the Company’s common stock under this registration statement to be issued as compensation for legal services.

Item 6. Indemnification of Directors and Officers.

As permitted by the Nevada Revised Business Corporations Act, we have adopted provisions in our certificate of incorporation and by-laws to be in effect at the closing of this offering that limit or eliminate the personal liability of our directors.

Our articles of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices. However, nothing in our articles of incorporation or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Business Corporations Act provides that he or she shall be indemnified against reasonable expenses incurred in connection with the proceeding.

Item 7. Exemption from Registration Claimed.

The 7,000,000 shares of common stock to be sold by the selling stockholders pursuant to this Registration Statement are issuable upon exercise of outstanding stock options issued pursuant to the Company’s Amended and Restated2007 Incentive Stock Plan. The stock options were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
4.1	NaturalNano, Inc. Amended and Restated2007 Incentive Stock Plan
23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
23.2	Consent of Goldstein Golub Kessler LLP

Item 9. Undertakings.

(1)	The undersigned Registrant hereby undertakes to:

(a) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

(b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

(c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(2) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Pittsford, New York, on December 17, 2007.

NATURALNANO, INC.

By:	/s/Cathy A. Fleischer
Cathy A. Fleischer
President and Chief Technology Officer

By:	/s/Kent A. Tapper
Kent A. Tapper
Chief Financial Officer, Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/Cathy A. Fleischer	President, Chief Technology Officer	December 17, 2007
Cathy A. Fleischer	and Director (Principal Executive Officer)

/s/Kent A. Tapper	Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)	December 17, 2007
Kent A. Tapper

/s/Gary W. Beall	Director	December 17, 2007
Gary W. Beall

/s/John F. Lanzafame	Director	December 17, 2007
John F. Lanzafame

	Director	December 17, 2007
Sharell Mikesell

/s/Klaus E. T. Siebert	Director	December 17, 2007
Klaus E. T. Siebert

	Director	December 17, 2007
James Wemett